Exhibit 10.2

MEMORANDUM

TO:    James Arra

FROM:    Scott Howe

DATE:    September 8, 2017

RE:    Appointment as Co-President & Co-General Manager, Connectivity

Subject to the necessary approvals of the Acxiom Board of Directors and Compensation Committee, I am happy to confirm your appointment as Co-President & Co-General Manager of the Connectivity division effective September 12, 2017, reporting directly to me. This memorandum is intended to confirm the terms associated with this position. Terms and conditions related to your employment that are not expressly referenced below will continue pursuant to your original offer letter, the Non-Competition and Non-Solicitation Agreement, the Associate Agreement and applicable Acxiom plan documents.

1.	Your base salary will be $400,000 annually.

2.	Your participation level in the Acxiom Cash Incentive Plan will be 20% and your current commission plan will continue.

3.	You are eligible for a grant of Restricted Stock Units valued at $2 million. The specific terms and conditions of the grant will be set forth in the Award Notice and Agreement.

This is a senior-level position and it is expected that you will exercise your judgment in dedicating the time needed to achieve the business objectives. You will be considered a Section 16 Officer of Acxiom Corporation, which will result in certain disclosure obligations. You will be eligible for benefits under the Executive Officer Severance Policy.

I look forward to your contributions to the success of the company in this role.

RECEIVED, REVIEWED, and ACCEPTED

____/s/ James Arra_______________
James Arra